               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    THE R.O.C. TAIWAN FUND
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

[LOGO AND LETTERHEAD OF THE R.O.C. TAIWAN FUND]

                                                                   June 16, 2003

           TIME IS SHORT -- THE ANNUAL MEETING IS RAPIDLY APPROACHING

Dear R.O.C. Taiwan Fund Shareholder:

     This is the final letter you will receive from your Board of Trustees in its fight to protect your investment in The R.O.C. Taiwan Fund (the 'Trust') from the attempt by Laxey Partners Limited to force the Trust to take actions that we believe are intended to give Laxey a quick profit at your expense. We urge you again to sign and return the enclosed WHITE proxy card today.

     WE NEED YOUR SUPPORT TO MAKE SURE THAT LAXEY IS SOUNDLY DEFEATED AND THAT THE TRUST WILL NOT AGAIN BE SUBJECTED TO A COSTLY PROXY FIGHT BY A RAIDER WHO ADVOCATES PROPOSALS THAT ARE NOT IN YOUR INTEREST.

     Please discard Laxey's gold proxy card and support your Board by voting the enclosed WHITE proxy card 'FOR' the election of Trustees, 'AGAINST' the conversion proposal and 'AGAINST' Laxey's proposal to terminate the Trust's investment advisory contract with International Investment Trust Company ('IIT').

     By now you should have received from us the Trust's proxy statement and letters dated June 3 and June 12, plus accompanying materials, explaining our recommendation and refuting the many distortions in Laxey's proxy statement. In particular, on June 12 we sent you a press release reporting that INSTITUTIONAL SHAREHOLDER SERVICES ('ISS'), THE MOST PROMINENT ADVISER TO INSTITUTIONAL INVESTORS WITH REGARD TO HOW TO VOTE THEIR SHARES CONCERNING PROXY MATTERS, HAS UNEQUIVOCALLY RECOMMENDED THAT THE TRUST'S SHAREHOLDERS VOTE AS YOUR BOARD OF TRUSTEES HAS RECOMMENDED.

     In addition to Laxey's proxy statement, you have probably also received a letter from Laxey dated June 11 leveling numerous baseless charges against your Trustees. While we are sure you are now becoming weary of Laxey's distortions, we think it important that you know the TRUTH.

     FIRST LAXEY DISTORTION: 'Half' of your Board is not independent of IIT, and the independent Trustees just want to 'maintain the status quo' and 'collect their Board fees' without representing your interests.

     TRUTH: Putting aside Laxey's 'creative' arithmetic (3 out of 8 = 1/2?), here's what ISS says about this subject in its June 10 report: 'ISS FINDS NO REASON TO SUSPECT THAT THE BOARD IS 'AFFILIATED' WITH THE ADVISOR . . . [T]he board contains five independent trustees and fully independent Audit and Nominating committees. Past share repurchases also demonstrate that the board has periodically considered alternative measures that could be adopted for the purpose of seeking to reduce the discount to NAV.'

     FURTHERMORE, the Trust's independent Trustees have negotiated three reductions (the most recent in 2000) in the fees payable to IIT since the Trust's inception in 1989. And a majority of the Trust's Board has always been independent, long before the SEC required (in 2002) that a majority of an investment company's board consist of independent directors or trustees in order for the company to qualify to use various exemptions from rules that would otherwise restrict its operations. Finally, the Trust's independent Trustees, all of whom have substantial backgrounds and significant expertise in either Taiwanese affairs, investment management or both, are paid modest fees ($10,000 annually plus $1,000 per meeting) to perform an important task that requires close attention and dedicated judgment.

     SECOND LAXEY DISTORTION: Laxey's interests are aligned with your interests and your Trustees' interests are not.

     TRUTH: Laxey's self-acknowledged investment strategy is to take opportunistic positions in funds that it can force to spend fund assets to allow Laxey to liquidate its positions at a profit. Your Trustees believe, on the basis of frequent and detailed consultations with the Trust's shareholders, that a large majority of you are instead primarily interested in participating in a disciplined investment strategy focused on Taiwan and China.

     Here's what ISS has to say about Laxey's desire to force the Trust to adopt an interval fund structure: 'A TRANSFORMATION TO AN INTERVAL STRUCTURE SHOULD NOT BE TAKEN LIGHTLY. IT MIGHT BE DIFFICULT FOR THE FUND TO MAKE TENDER OFFERS WITHOUT HARMING RETURNS AND THE FUND'S CONTINUING VIABILITY. Further, the fund's asset size of approximately $143 million means THE LOSS OF ANY ASSETS WOULD BE FELT DEEPLY. A reduction in assets size would likely raise expense/share and the mere operation of a repurchase is expensive. Furthermore, repurchases would likely require the maintenance of some cash in the portfolio.' We could not agree more!

     IN ADDITION, Laxey claims that your Trustees cannot represent your interests without owning large numbers of the Trust's shares themselves. But the Trust is a specialized investment vehicle whose shares do not necessarily have a place in any particular individual's portfolio. Your Trustees were chosen, on the basis of their expertise and background, in order to serve your interests, not to make money for themselves. They seek to listen to what you want, not, like Laxey, to make quick profits with no regard for the Trust's long-term stability or even its continued existence.

     THIRD LAXEY DISTORTION: Your Trustees are 'desperate to entrench themselves and the Adviser,' and their actions to oppose a vote on Laxey's termination proposal and to amend the Trust's By-laws 'fl[y] in the face of shareholder democracy' and were contrary to 'information on submitting shareholder proposals contained in the Trust's 2002 proxy material.'

     TRUTH: As we have explained before -- and could be easily demonstrated by examining the Trust's founding Declaration of Trust -- the By-law amendment that Laxey persists in attacking had no effect whatever on the rights of the Trust's shareholders to require proposals to be submitted to a vote. And contrary to Laxey's claims, the Trust's 2002 proxy statement stated explicitly that a shareholder's submission of a proposal would not automatically confer a right to have that proposal presented for a vote at this year's Annual Meeting.

     But here's where Laxey really shows its colors. Laxey well knows that the classic method for a dissident to influence corporate policy is to try to persuade its fellow shareholders to elect an opposition slate of director (or, in the Trust's case, trustee) candidates. And Laxey well knows that the Trust has taken none of the kinds of actions that have been adopted by a number of closed-end fund boards of directors to restrict the ability of dissident shareholders to nominate alternative director or trustee candidates -- by, for instance, amending their funds' By-laws to establish director qualifications that a dissident's candidates would be highly unlikely to meet. What we believe LAXEY ALSO KNOWS, AND WON'T TELL YOU, is that it has no interest in trying to elect trustees and participate in the management of the Trust. Why? Because LAXEY wants to take a profit and get out, and COULDN'T CARE LESS ABOUT THE TRUST'S FUTURE.

     Still, Laxey claims your Trustees couldn't have had any motive except entrenchment in arguing to the SEC staff that the termination proposal did not have to be put to a shareholder vote. In conclusion, we again turn to ISS to refute this claim:

     'While ISS understands it may be difficult for a shareholder to effect change, and that the advisor may be one of the few areas where a tangible influence can be felt, THERE REALLY SEEMS TO BE NO DIRECT LINKAGE BETWEEN THE DISCOUNT, THE BOARD, OR THE ADVISOR. Further, while the Investment Company Act of 1940 very clearly delineates the relationship between the board and the advisor, there is insufficient evidence to support [Laxey's] belief that the advisor is an impediment to open-ending the fund. IT IS THEREFORE DIFFICULT TO JUSTIFY THE DISRUPTION IN THE INVESTMENT PROGRAM THAT A TERMINATION OF THE ADVISORY AGREEMENT WOULD PORTEND.'

     With these words from a truly independent third party, we rest our case.

           THE ANNUAL MEETING IS ON JUNE 24. NOW IS THE TIME TO ACT!

     We again urge you to give your Board and IIT the opportunity to continue to serve your interests by discarding Laxey's gold proxy card and, if you have not already voted on a WHITE proxy card, returning only the WHITE proxy card included with this letter and voting 'FOR' the election of Trustees, 'AGAINST' the conversion proposal and 'AGAINST' Laxey's proposal to terminate the Trust's investment advisory contract with IIT. Even if you have already returned Laxey's gold proxy card, you can change your vote by returning the enclosed WHITE proxy card. We urge you to act promptly. If you have any questions or need assistance in voting your proxy, please call our proxy solicitors, MacKenzie Partners, Inc., toll-free at 1-800-322-2885 or collect at 212-929-5500.

     We thank you for your continued support.

                                          Your Board of Trustees

     The Trust and its Trustees and executive officers may be deemed to be participants in the solicitation of proxies from the Trust's shareholders with respect to the matters described in this letter. To the extent that any publication is quoted in this letter, the Trust has used reasonable efforts to verify the source and accuracy of the quote but has not sought or obtained the consent of the quoted source for the use of such quote as proxy soliciting material.


   IF YOU HAVE ANY QUESTIONS OR NEED HELP VOTING YOUR SHARES, PLEASE CALL:

                          [MACKENZIE LOGO]

                         105 Madison Avenue
                       New York, New York 10016
                  email: proxy@mackenziepartners.com
                     Call collect: (212) 929-5500
                     OR TOLL FREE: (800) 322-2885
                      Facsimile: (212) 929-0308